Exhibit 10.47
On December 15, 2009, the Compensation Committee of the Board of Directors of Quiksilver, Inc. (the “Company”) approved new annual base salaries (effective as of November 1, 2009) for certain of the Company’s executive officers. The following table sets forth the annual base salary levels of the Company’s executive officers for fiscal 2010:

Name and Position	Fiscal Year	Base Salary
Robert B. McKnight, Jr.,	2010	$1,000,000
Chief Executive Officer and President
Joseph Scirocco,	2010	$550,000
Chief Financial Officer
Charles S. Exon,	2010	$500,000
Chief Administrative Officer, Secretary and General Counsel
Pierre Agnes,	2010	$475,000	(1)
President — Quiksilver Europe

Craig Stevenson,	2010	$475,000
President — Quiksilver Americas

(1)	Mr. Agnes’s base salary is paid in euros, but has been translated into U.S. dollars at an exchange rate of 1.30 dollars per euro for purposes of this disclosure.